[LETTERHEAD OF SEARS, ROEBUCK AND CO.]

June 14, 2000

SRFG, Inc., as Originator
of Sears Credit Account Master Trust II
3711 Kennett Pike
Greenville, Delaware 19807

Re: Sears Credit Account Master Trust II, Series 2000-1

Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, I, James G. Keane, Associate General Counsel, Corporate & Securities of Sears, Roebuck and Co., have examined your Registration Statement on Form S-3 (Registration No. 333-91981), together with the exhibits thereto (as amended, the "Registration Statement"), registering credit account pass-through certificates representing undivided interests in the Sears Credit Account Master Trust II (the "Trust"), and the related Prospectus and Prospectus Supplement, each dated June 7, 2000 (together, the "Prospectus"), filed by you with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the issuance of Series 2000-1 7.25% Class A and Series 2000-1 7.50% Class B Master Trust Certificates (together, the "Series 2000-1 Certificates"). The Series 2000-1 Certificates will be issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of July 31, 1994, as amended by the Amendment to the Pooling and Servicing Agreement, dated as of March 31, 1995, as further amended by Amendment No. 2 to the Pooling and Servicing Agreement, dated as of December 21, 1995, and as supplemented by a related Series Supplement ("Series 2000-1 Supplement"), a copy of the form of which is included as Exhibit 4.4 to the Registration Statement and the specific terms of which are summarized in the Prospectus, each by and among SRFG, Inc. (formerly Sears Receivables Financing Group, Inc.) as Seller (the "Company"), Sears, Roebuck and Co. as Servicer and Bank One, National Association (formerly The First National Bank of Chicago), as Trustee. I am familiar with the proceedings taken by the Company as originator of the Trust in connection with the authorization of the issuance and sale of the Series 2000-1 Certificates, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinion hereinafter stated.

I am opining herein as to the effect on the subject transactions of only United States federal law and the laws of the State of New York in reliance on an opinion of Latham & Watkins of even date herewith, and I express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, I am of the opinion, as of the date hereof, that the Series 2000-1 Certificates, upon issuance and sale thereof in the manner described in the Prospectus and as provided in the Pooling and Servicing Agreement and the related Series 2000-1 Supplement, will be validly issued, fully paid and nonassessable, and enforceable in accordance with their terms and entitled to the benefits of the Pooling and Servicing Agreement and the related Series 2000-1 Supplement, exc

In rendering my opinion, I have assumed that, upon or prior to the issuance and sale of the Series 2000-1 Certificates, (i) the Series 2000-1 supplement will be duly authorized, executed and delivered by the Trustee, (ii) all documents required to be executed and delivered in connection with the issuance and sale of the Series 2000-1 Certificates will be so executed and delivered by properly authorized persons, and (iii) the purchase prices for the Class A and Class B Certificates of

I hereby consent to the filing of this opinion as part of the Trust's Current Report on Form 8-K, dated June 14, 2000.

Very truly yours,

/S/James. G. Keane

ruly yours,

/S/James. G. Keane